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                                WHOLESALE LEVEL
                              SERVICING AGREEMENT
                          FOR IN-FORCE MONY PRODUCTS

   AGREEMENT dated as of October 1, 2013 by and among MONY Life Insurance Company ("MONY") and Investment Distributors, Inc. ("Distributor" and "IDI") and AXA Distributors, LLC (the "Broker-Dealer", "Wholesale Servicer" or "ADL").

                             W I T N E S S E T H :

       WHEREAS, prior to April 1, 2005 MONY and/or MONY Securities Corp. ("MSC"), its affiliated broker-dealer, insurance agency and the principal underwriter of its variable life insurance and annuity products, had authorized third party insurance agencies to sell and service fixed life insurance policies and annuity contracts issued by MONY and had authorized third-party insurance agents, agencies and/or broker-dealers, as the case may be, to sell and service variable life insurance policies and annuity contracts issued by MONY pursuant to sales agreements between MONY and/or MSC and such third party insurance agents, agencies and/or broker-dealers, as the case may be (the "Pre-4/1/2005 Retail Sales Agreements") and Wholesale Servicer currently acts as the principal underwriter and wholesale servicer with respect to products sold pursuant to the Pre-4/1/2005 Retail Sales Agreements;

       WHEREAS, on April 1, 2005 MONY and MSC entered into a Wholesaler Distribution Agreement with the Wholesale Servicer, authorizing the Wholesale Servicer to distribute fixed and variable MONY life insurance and annuity products to third party insurance agencies and broker-dealers (the "2005 Distribution Agreement") pursuant to which ADL agreed to act as a principal underwriter of MONY's variable life insurance and annuity products, to provide wholesale level services to MONY in respect of in-force MONY fixed and variable life insurance and annuity products sold by independent third-party insurance agents, agencies and/or broker-dealers, pursuant to sales agreements between ADL and independent third-party insurance agents, agencies and/or broker-dealers (the "ADL Sales Agreements" and together with the Pre-4/1/2005 Retail Sales Agreements, the "In-Force Retail Sales Agreements");

   WHEREAS, third party agents, agencies and/or broker-dealers are no longer permitted to sell MONY life and annuity products pursuant to the In-Force Retail Sales Agreements but continue to be the broker(s)-of-record (as the same may change from time to time, the "Brokers-of-Record") of the MONY fixed and variable life insurance and annuity products that correspond to the policy forms to be listed on Schedule A upon delivery by ADL pursuant to (S)1.2 hereof (the "In-Force Policies and Contracts" and individually referred to herein as a "Policy" or a "Contract") and are currently servicing the In-Force Policies and Contracts (and selling conversion policies to the owners thereof) pursuant to the In-Force Retail Sales Agreements;

   WHEREAS, the MONY Parties and ADL wish to terminate all of the provisions of the 2005 Distribution Agreement as of the date hereof;

   WHEREAS, the MONY Parties wish to retain the Wholesale Servicer, from and after the date hereof to pay the compensation, if any, due and payable to the third party agents, agencies and/or broker-dealers with respect to the In-Force Policies and Contracts pursuant to the In-Force Retail Sales Agreements, provide the other wholesale level services with respect to the In-Force Policies and Contracts more particularly described herein;

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   WHEREAS, MONY intends that the Distributor will serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts under this Agreement after the Distributor has obtained any necessary regulatory approval;

   WHEREAS, MONY further wishes to retain ADL to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts (as more particularly provided in Section 2.1 below), in addition to all the others services to be provided by ADL hereunder, but only until the Interim Period End Date (as hereinafter defined);

   NOW THEREFORE in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                                   ARTICLE I
   TERMINATION OF THE 2005 DISTRIBUTION AGREEMENT; AUTHORIZATION TO PROVIDE
                              WHOLESALE SERVICES

   (S)1.1 Termination of 2005 Distribution Agreement. MONY and the Wholesale Servicer hereby agree that all of the provisions of the 2005 Distribution Agreement are terminated and of no further force or effect from and after the date hereof and MONY does hereby forever release and discharge the Wholesale Servicer, and the Wholesale Servicer does hereby forever release and discharge MONY, from all actions, claims, demands, damages, obligations and/or liabilities, of any kind or nature whatsoever, whether known or unknown, now existing or hereafter arising with respect to the 2005 Distribution Agreement.

   (S)1.2 Wholesale Level Servicing. The MONY Parties hereby retain the Wholesale Servicer to provide the wholesale level services more particularly described on Annex 1 with respect to the In-Force Policies and Contracts in accordance with the terms and conditions of this Agreement and the In-Force Retail Sales Agreements. The servicing to be provided by the Wholesale Servicer shall include, without limitation, the payment of all compensation due and payable to the Brokers-of-Record pursuant to the In-Force Retail Sales Agreements. Except to the extent arising out of the negligence or willful misconduct of the Wholesale Servicer or its Associates with respect to the services described on Annex 1, the Wholesale Servicer shall have no liability to the MONY Parties for failure of a Broker-of-Record to perform its obligations under the In-Force Retail Sales Agreements. The Wholesale Servicer shall not be responsible for overseeing or supervising the performance of the Brokers-of-Record of their obligations under the In-Force Retail Sales Agreements and shall have no obligation hereunder to take any action against a Broker-of-Record for failing to perform any of its obligations thereunder or any liability hereunder for failing to do so. Each party shall notify the other if it becomes aware of material violations of applicable law or of the In-Force Retail Sales Agreements by the Brokers-of-Record. As promptly as reasonably practicable (and in any event within 30 days) following the date hereof, Wholesale Servicer shall provide to the MONY Parties (a) a list of the policy forms that correspond to the In-Force Policies and Contracts (the "Policy Form List"), and (b) a representative sample of the In-Force Retail Sales Agreement (the "Sample Sales Agreements"). The Policy Form List and the Sample Sales Agreements so provided shall upon delivery be attached hereto as Schedule A and Schedule E, respectively, and shall be made a part hereof as though attached as schedules to this Agreement on the date hereof. Wholesale Servicer represents and warrants to the MONY Parties that, except with respect to compensation terms, the terms of the In-Force Retail Sales Agreements are consistent in all material respects with the terms of the Sample Sales Agreements. Wholesale Servicer agrees that without the prior written consent of the

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MONY Parties (which shall not be unreasonably withheld, conditioned or delayed), during the term of this Agreement, it will not terminate, assign (except as provided in the last sentence of this Section 1.2) or enter into a written amendment or issue any written waiver amending or waiving any of its rights or obligations under the In-Force Retail Sales Agreements, except such rights or obligations relating to the rates and terms of compensation payable to the Brokers-of-Record serviced by Wholesale Servicer hereunder. For the avoidance of doubt, the prior written consent of the MONY Parties is not required for the Wholesale Servicer to consent to and effect the assignment of an In-Force Retail Sales Agreement from one Broker-of-Record to another Broker-of-Record.

   (S)1.3 Conversion Sales. The MONY Parties also authorize the Wholesale Servicer to distribute the Conversion Policies and Contracts (as hereinafter defined) to the Brokers-of-Record for sale pursuant to the In-Force Retail Sales Agreements to the owners of the MONY Policies and Contracts (as hereinafter defined) who elect to exercise the conversion rights, if any, available to them thereunder. As used herein, "Conversion Policies and Contracts" (and, individually, as the case may be, a "Conversion Policy" or "Conversion Contract") shall mean (i) such MONY life insurance and/or annuity contracts as MONY is obligated to make available to such owners and (ii) such other life insurance and/or annuity contracts issued by MONY and/or any of its affiliated insurance companies. The Wholesale Servicer shall have the exclusive right to distribute Conversion Policies and Contracts to the Brokers-of-Record and each Broker-of-Record shall have the exclusive right offer to sell Conversion Policies and Contracts to its customers who are the owners of the MONY Policies and Contracts. The MONY Parties shall not offer Conversion Policies and Contracts directly to the owners of the MONY Policies and Contracts or authorize, permit or pay compensation or other sums to any other retail or wholesale insurance agent, insurance agency and/or broker/dealer in connection with the sale of Conversion Policies and Contracts to the owners of the MONY Policies and Contracts. The Wholesale Servicer will provide wholesale level services, including payment of compensation, with respect to all Conversion Policies and Contracts sold to the owners of the MONY Policies and Contracts in accordance with the terms and conditions of this Agreement (and the term "MONY Policies and Contracts" shall include Conversion Policies and Contracts for such purposes), and the Brokers-of-Record will be permitted to continue to service the Conversion Policies and Contracts pursuant to the In-Force Retail Sales Agreement. The MONY Parties will pay first year and renewal compensation to the Wholesale Servicer on all Conversion Policies and Contracts sold to owners of MONY Policies and Contracts that is consistent with the commission paid by the MONY Parties in accordance with their then-current practice, provided that, in the case of Conversion Policies and Contracts issued by an affiliated insurance company of MONY, the Wholesale Servicer shall receive from such affiliated insurance company compensation consistent with the commission paid by such affiliated insurance company of MONY in accordance with its then-current practice and the Wholesale Servicer shall enter into selling agreement with such affiliated insurance company providing protections to such affiliated insurance company that will issue the Conversion Policy or Contract substantially similar to the protections provided to MONY hereunder; provided that such selling agreement shall also include obligations of such affiliated insurance company substantially similar to the obligations of MONY hereunder. The Wholesale Servicer will pay first year and renewal compensation to Brokers-of-Record on all Conversion Policies and Contracts in accordance with the terms and conditions of the In-Force Retail Sales Agreements.

   (S)1.4 Enhancement Offers. The MONY Parties may from time to time during the term of this Agreement offer directly to any holder of an In-Force Policy or Contract that is at or near the end of its level-premium term period (an "Enhanced Policy") an enhancement or modification of the terms of such In-Force Policy or Contract (collectively, the "Enhancement Offers") (which enhancement or modification, for the avoidance of doubt, shall not include issuance of a new policy or contract). The MONY Parties shall notify Wholesale Servicer of their intention to commence any program for

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Enhancement Offers to holder of such Enhanced Policies no later than 45 days prior to the start of any such program and such notice shall include reasonable detail as to the specific Enhanced Policies, or holders thereof, that will receive such offers and the schedule for contacting such holders; provided further that if the duration of such program is longer than six months, the MONY Parties shall deliver a new notice pursuant to this Section 1.4 with the detail specified above prior to continuing such program for longer than six months. The MONY Parties will only make Enhancement Offers to owners of Enhanced Policies directly as the issuer of the Enhanced Policies and shall not authorize, permit or pay compensation or other sums to any insurance agent or agency in connection with any Enhancement Offers made to the owners of the Enhanced Policies or the acceptance of any Enhancement Offers by any of such owners. The Wholesale Servicer will continue to provide wholesale level services with respect to all Enhanced Policies, modified and/or amended pursuant to the Enhancement Offers, in accordance with the terms and conditions hereof (and the term "MONY Policies and Contracts" shall continue to include all Enhanced Policies, whether or not so modified or amended), and the Brokers-of-Record will be permitted to continue to service all Enhanced Policies, modified and/or amended pursuant to the Enhancement Options, in accordance with the terms and conditions of the In-Force Retail Sales Agreements. The MONY Parties will continue to pay compensation, if any, payable hereunder with respect to such Enhanced Policies as provided in Section 5.1 hereof (but no additional compensation shall be due or payable to the Wholesale Servicer hereunder as a result of such modifications and/or amendments). MONY may from time to notify Wholesale Servicer that it proposes to commence any other program in response to complaints of holders of MONY Policies and Contracts to make direct offers to holders of MONY Policies and Contracts for the enhancement or modification of such MONY Policies and Contracts in situations other than when they are at or near the end of the level-premium term period, if the commencement of such program would not reasonably be expected to impact the ability of Wholesale Servicer and its affiliates to sell contracts to such holders in the future in compliance with the terms of this Agreement. If MONY proposes to commence any such additional program, Wholesale Servicer shall consider the proposed commencement of such additional program in good faith; provided that the MONY Parties may commence any such program only with the express approval of Wholesale Servicer, and Wholesale Servicer may not unreasonably withhold, condition or delay its approval of such proposal.

   (S)1.5 Limitations on Authority. The Wholesale Servicer shall not possess or exercise any authority on behalf of the MONY Parties other than that expressly conferred on them by this Agreement. In particular, and without limiting the foregoing, the Wholesale Servicer shall not have any authority, nor shall it grant such authority to any Associate (as hereinafter defined), to alter, modify, waive or change any of the terms, rates, or conditions of any Policy or Contract or under any circumstances pay or allow, or offer to pay or allow, any rebate of premium or consideration in any manner whatsoever, directly or indirectly.

   (S)1.6 Independent Status. The parties acknowledge that the MONY Parties are retaining the Wholesale Servicer as an independent contractor. Nothing herein contained shall constitute the Wholesale Servicer or any officers, employees, agents or representatives thereof as being employees of the MONY Parties or any affiliate or subsidiary thereof.

                                  ARTICLE II
               PRINCIPAL UNDERWRITER; LICENSING AND REGISTRATION

   (S)2.1 Principal Underwriter.

   (a) MONY hereby retains ADL as the distributor and principal underwriter of the variable In-Force Policies and Contracts from and after the date hereof until the Interim Period End Date (as

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defined below). ADL's services as the distributor and principal underwriter of the variable In-Force Policies and Contracts are in addition to and separate from the services to be provided by ADL pursuant to Article I above.

   (b) MONY acknowledges and confirms that ADL is agreeing to serve as distributor and principal underwriter of the variable In-Force Policies and Contracts until the Interim Period End Date.MONY will cause IDI to obtain all necessary and appropriate power and authority to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts as quickly as reasonably possible. If (i) at any time MONY has reason to believe that IDI will not be able to obtain the power and authority required to be the distributor and principal underwriter of the variable In-Force Policies and Contracts in a timely manner or (ii) IDI has failed to obtain such power and authority on or before January 1, 2014 for any reason whatsoever, MONY will promptly retain another broker-dealer (with the Servicer's prior written consent, which shall not be unreasonably withheld or delayed) to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts.

   (c) As soon as (i) IDI has the power and authority to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts or (ii) MONY has retained another broker-dealer to be distributor and principal underwriter in IDI's place, MONY shall give written notice (the "Replacement Notice") to ADL stating that IDI or the other broker-dealer, as the case may be, has all necessary and appropriate power and authority to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts, has been retained by MONY as the distributor and principal underwriter of the variable In-Force Policies and Contracts as of the effective date specified therein (the "Replacement Date") and has assumed all the obligations of the distributor and principal underwriter under this Agreement from and after such date. If MONY has retained another broker-dealer to serve as distributor and principal underwriter in place of IDI, MONY shall cause IDI and the other broker-dealer to execute and deliver an assignment and assumption of IDI's rights and obligations under this Agreement in accordance with
Section 9.2 below and deliver original executed counterparts of such assignment and assumption to ADL with the Replacement Notice, and ADL shall not unreasonably withhold or delay its consent to such assignment and assumption.

   (d) ADL shall cease to serve as the distributor and principal underwriter of the variable In-Force Policies and Contracts from and after the first to occur of the Replacement Date or the date of termination of that certain Interim Principal Underwriter Agreement for In-Force MONY Products Being Serviced by AXA Advisors, LLC, dated as of the date hereof, by and between MONY and ADL (the "Interim Period End Date") and shall thereafter have no further rights or obligations hereunder as the distributor and principal underwriter on account of any period during the term hereof from and after the Replacement Date. The foregoing notwithstanding, nothing contained herein shall effect or limit the rights or obligations of the parties hereto with respect to ADL's services as the distributor and principal underwriter of the variable In-Force Policies under this Agreement arising and/or accruing prior to the Replacement Date.

   (e) The giving of the Replacement Notice shall constitute the warranty and representation of MONY that IDI or its assignee, as the case may be, is a broker-dealer registered with the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA"). IDI or its assignee, as the case may be, will, from and after the Replacement Date and at all times thereafter during the term hereof, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which it is required to be so registered to perform its functions and fulfill its obligations hereunder, and be a member in good standing of FINRA.

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   (f) As used in this Agreement, the term "MONY Parties" shall mean (i) MONY as to all In-Force Policies and Contracts which are not variable In-Force Policies and Contracts; (ii) MONY as to all variable In-Force Policies and Contracts prior to the Interim Period End Date and (iii) MONY and IDI or its assignee, as the case may be, jointly as to all variable In-Force Policies and Contracts from and after to the Replacement Date for the remainder of the term hereof.

   (g) MONY will, as promptly as practical following the Interim Period End Date, file amendments to the registration statements of each variable Policy and Contract to remove ADL as the principal underwriter of such Policy or Contract and, as promptly as practical following the Replacement Date, disclose the appointment of IDI or its assignee, as the case may be, as the principal underwriter and distributor thereof in place of ADL.

   (h) MONY agrees that during the term hereof IDI or its assignee, as the case may be, or a permitted successor hereunder will be the distributor and principal underwriter of the variable In-Force Policies and Contracts from and after the Replacement Date and at all times thereafter for the balance of the term.

   (i) The Broker-Dealer will not be, or have any of the obligations of, the distributor or principal underwriter of any variable In-Force Policies and Contracts, including without limitation, any variable Conversion Policies or Conversion Contracts, except for the limited purpose expressly provided in this
Section 2.1.

   (S)2.2 Broker-Dealer Qualifications. The Wholesale Servicer warrants and represents that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member in good standing of FINRA. The Wholesale Servicer will, at all times during the term hereof, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which it is required to be so registered to perform its functions and fulfill its obligations, and be a member in good standing of FINRA.

   (S)2.3 General Agent Qualifications. The Wholesale Servicer will, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed in each state and other jurisdictions in which the Wholesale Servicer is required by law or regulation to be licensed to perform its functions and fulfill its obligations hereunder.

   (S)2.4 Qualifications of the Wholesale Servicer's Associates. The Wholesale Servicer represents and warrants that each officer, employee, agent or representative of the Wholesale Servicer (any officer, employee, agent or representative of the Wholesale Servicer being hereinafter referred to as an "Associate") who is required by law or regulation to be registered with the SEC, FINRA and any applicable state securities regulatory authority to provide wholesale services with respect to variable In-Force Policies and Contracts, including Policy conversion transactions, on behalf of the Wholesale Servicer is so registered, and Wholesale Servicer agrees that no Associate will provide such services requiring registration unless such Associate is so registered. Wholesale Servicer shall be responsible for all fees, including registration and examination fees, necessary to maintain the Associates' continuing compliance with applicable securities registration requirements. As used herein, the term "Associates" shall not include any Broker-of-Record or any officer, employee, agent or representative of a Broker-of-Record.

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   (S)2.5 Qualifications and Appointment of Associates. The Wholesale Servicer
represents and covenants that each Associate who is providing services with respect to fixed or variable In-Force Policies and Contracts in any state or jurisdiction who is required by law or regulation to be licensed and/or appointed in such state or jurisdiction to provide such services, including Policy conversion transactions, on behalf of the Wholesale Servicer is licensed in such state or other jurisdiction and Wholesale Servicer agrees that no Associate will provide such services unless such Associate is so licensed and/or appointed. Wholesale Servicer may designate Associates to be appointed as agents of MONY and MONY shall appoint the Associates designated from time to time by the Wholesale Servicer for appointment. The Wholesale Servicer shall assist MONY and the Principal Underwriter in the appointment of Associates under applicable insurance laws to service the Policies and Contracts. MONY reserves the right to refuse to appoint any such Associate or, once appointed, to terminate or refuse to renew such Associate's appointment but only if MONY has a bona fide reason to believe that such Associate is not competent or qualified to sell and/or service life insurance and annuity products or that renewal of such license or appointment would violate applicable law, and MONY reasonably in advance gives written notice of such reason to the Wholesale Servicer. MONY shall bear the cost of appointing and renewing the appointment of each such Associate in all states and other jurisdictions in which such Associate does business. By proposing an Associate for appointment, the Wholesale Servicer shall be deemed to warrant and represent to MONY that such Associate is competent and qualified to act as an insurance agent for MONY and to hold himself or herself out in good faith as such to the general public.

                                  ARTICLE III
                             COMPLIANCE WITH LAWS

   (S)3.1 Supervisory Responsibilities of Wholesale Servicer. The Wholesale Servicer will train, supervise and be responsible for the conduct of the Associates to ensure their compliance with the terms and conditions of this Agreement, all federal and state securities laws and regulations and FINRA rules and requirements and all insurance laws and regulations and the applicable rules and regulations of all governmental or other insurance authorities that have jurisdiction over insurance contract activities including without limitation applicable federal, state and FINRA requirements regarding compliance programs and procedures. The Wholesale Servicer shall be solely responsible for background investigations of each of its Associates to determine his or her qualifications, good character and moral fitness. Notwithstanding anything to the contrary contained herein, the Wholesale Servicer shall have no obligation hereunder with respect to, and no liability for, the suitability under insurance law, securities law or otherwise of any sales of Conversion Policies and Contracts, whether sold by the MONY Parties directly or through the Wholesale Servicer, except to the extent that the Wholesale Servicer makes a recommendation or participates in making a recommendation in connection with the sale of Conversion Policies and Contracts or as imposed under applicable law in the absence of a recommendation.

   (S)3.2 Compliance With Applicable Laws. Each party hereto warrants and represents that it is in compliance in all material respects with all applicable federal and state laws and regulations, including, without limitation, all applicable securities and insurance laws and regulations and FINRA rules relating to variable annuities and life insurance products, and has adequate supervisory systems in place reasonably designed to detect and prevent violations of such laws, regulations, rules and requirements by their Associates. All parties hereto will perform their obligations under this Agreement in continuous compliance in all material respects with all applicable laws and regulations.

   (S)3.3 Misdirected Payments. In the event that premiums, contributions or loan repayments are sent to the Wholesale Servicer, rather than to MONY, the Wholesale Servicer shall promptly remit such premiums, considerations and loan repayments to MONY. The Wholesale Servicer agrees that if at any time it holds any premium or other payment, such premium, contribution or other payment shall be held on behalf of the client and will segregate such payment from their own funds and promptly remit such premium, consideration or other payment to MONY.

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   (S)3.4 Restrictions on Communications. The Wholesale Servicer will not, and will not permit any of the Associates to, give any information or make any representations or statements, written or oral, concerning the In-Force Policies and Contracts to the Brokers-of-Record or the owners or beneficiaries thereof which are contrary to or inconsistent with the information contained in the In-Force Policies and Contracts themselves, the prospectuses and statements of additional information for the variable In-Force Policies and Contracts and/or in any reports or proxy statements therefor, or in promotional, product or advertising material or other information supplied and approved in writing by the MONY Parties. Wholesale Servicer and its Associates may not modify or represent that they are authorized to modify any such prospectus, statement of additional information or other materials authorized by the MONY Parties for use in connection with servicing the Policies and Contracts; provided that the Wholesale Servicer may review and comment on such materials as provided in the Administrative Services Agreement.

   (S)3.5 Tax Reporting Responsibility. The Wholesale Servicer shall be solely responsible for fulfilling all reporting obligations under applicable tax laws with respect to compensation paid to the Associates and Brokers-of-Record and for any withholding of taxes from compensation paid to the Associates, including, without limitation, FICA, FUTA, and federal, state and local income taxes.

   (S)3.6 Bonding of Wholesale Servicer's Associates. The Wholesale Servicer warrants and represents that all its Associates who have or may have access to funds of MONY are, and agrees that they will continue to be, covered during the term hereof by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by the Wholesale Servicer at the Wholesale Servicer's expense. Such bond shall be, at least, of the form, type and amount required under the FINRA Rules of Fair Practice. The MONY Parties may require evidence, satisfactory to it, that such coverage is in force, and the Wholesale Servicer shall give prompt written notice to the MONY Parties of any cancellation or change of coverage. The Wholesale Servicer assigns any proceeds received from the fidelity bonding company to MONY to the extent of MONY's loss due to activities covered by the bond. If there is any deficiency amount, as a result of a deductible provision or otherwise, the Wholesale Servicer shall promptly pay MONY such amount on demand, and the Wholesale Servicer hereby indemnifies and holds harmless MONY from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

   (S)3.7 Professional Liability Insurance. The Wholesale Servicer will at all times during the term hereof maintain, or cause to be maintained, professional liability insurance for the Wholesale Servicer in the amount of at least $1 million per occurrence and at least $1 million in the aggregate, issued by an insurer having an A.M. Best's rating of A- or better.

                                  ARTICLE IV
                               PRODUCT MATERIALS

   (S)4.1 Product Materials. The Wholesale Servicer will not use, and will not permit any of the Associates to use, any product materials other than those provided by the MONY Parties or approved in writing by the MONY Parties. The then serving principal underwriter will file such materials or will cause such materials to be filed with the SEC and FINRA, and applicable state securities regulatory authorities, as required. For purposes of this Agreement, all references to product materials shall include, without limitation, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or

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billboards, motion pictures or other public media), product literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, product literature or published article), prospectuses, applications and other forms, and educational or training materials or other communications distributed or made generally available to or approved for use by the Wholesale Servicer. The MONY Parties reserve the right to require at any time for any reason the recall of any material approved by them, and the Wholesale Servicer shall promptly comply with any such request, shall not use such material thereafter and shall forward notice of such request to the Brokers- of-Record.

                                   ARTICLE V
                           COMPENSATION AND EXPENSES

   (S)5.1 Compensation.

   (a) MONY will pay the Wholesale Servicer, as full compensation for the services (exclusive of its services as distributor and principal underwriter pursuant to Section 2.1 above) being performed by the Wholesale Servicer hereunder with respect to the In-Force Policies and Contracts pursuant to this Agreement (exclusive of its services as distributor and principal underwriter) and the sale of Conversion Policies and Contracts, the compensation more specifically set forth in Schedule B attached hereto and made a part hereof and, with respect to Conversion Policies and Contracts, as set forth in
Section 1.3.

   (b) MONY will pay the Wholesale Servicer, in addition to the compensation to be paid pursuant to Section 5.1(a) above, as full compensation for the services being performed by the Wholesale Servicer hereunder as distributor and principal underwriter with respect to the In-Force Policies and Contracts pursuant to Section 2.1 above the following compensation until it is replaced as the distributor and principal underwriter of such Policies and Contracts as provided in such Section:

       (i) $5,000, on account of the period from and after the date hereof until October 31, 2013;

       (ii) $7,500, on account of the period from November 1, 2013 until November 30, 2013, or a pro rata portion thereof for any part of the month if the Interim Period End Date falls between such dates;

       (iii) $10,000, on account of the period from December 1, 2013 until December 31, 2013, or a pro rata portion thereof for any part of the month if the Interim Period End Date falls between such dates;

       (iv) $17,500, on account of the period from January 1, 2014 until January 31, 2014, or a pro rata portion thereof for any part of the month if the Interim Period End Date falls between such dates;

       (v) $22,500, on account of the period from February 1, 2014 until February 28, 2014, or a pro rata portion thereof for any part of the month if the Interim Period End Date falls between such dates; and

       (vi) $50,000 for each full month, and a pro rata portion thereof for each partial month, on account of any period from and after March 1, 2014 and the Interim Period End Date if the Interim Period End Date is on or after March 1, 2014.

   (S)5.2 Payment of Compensation. All compensation due and payable hereunder shall be paid in the manner and in accordance with the time periods set forth in Schedule C attached hereto.

   (S)5.3 Total Compensation. The Wholesale Servicer acknowledges and agrees that the compensation due and payable pursuant to this Article constitutes the total compensation due and payable by MONY and its affiliates on account of the services being provided by Wholesale Servicer pursuant hereto, and the Wholesale Servicer shall make payments to the Brokers-of-Record of all compensation due and payable to such Brokers-of-Record pursuant to the In-Force Retail Sales Agreements; provided that in the event that the Wholesale Servicer is not permitted by applicable law to pay such compensation to a Broker-of-Record, the Wholesale Servicer and the MONY Parties shall cooperate to develop a payment structure for compensation to such Broker-of-Record that complies with applicable law. The MONY Parties shall not have any obligation to pay any compensation to the Wholesale Servicer's Associates or the Brokers-of-Record.

   (S)5.4 Expenses. Neither the MONY Parties nor the Wholesale Servicer shall, directly or indirectly, expend or contract for the expenditure of any funds of any other party. Except as otherwise provided herein to the contrary, each party shall be solely responsible for all expenses incurred by such party in the performance of its obligations pursuant to this Agreement.

   (S)5.6 Repayment. The Wholesale Servicer will promptly repay any compensation received by the Wholesale Servicer from the MONY Parties with respect to this Agreement which it is not entitled to retain pursuant to the terms and conditions hereof.

   (S)5.7 Right of Set-Off. The MONY Parties may, in addition to any other remedies available, set off against any compensation due and payable hereunder any compensation previously received by the Wholesale Servicer from the MONY Parties with respect to this Agreement they are not entitled to retain.

                                  ARTICLE VI
                     ACCOUNTING, REPORTS AND AUDIT RIGHTS

   (S)6.1 Accounting. Each of the parties hereto shall keep true and accurate books and records with respect to the subject matter of this Agreement in accordance with applicable laws and regulations and (x) Generally Accepted Accounting Principles ("GAAP"), in the case of MONY and the Distributor, and
(y) GAAP or International Financial Reporting Standards ("IFRS"), in the case of the Wholesale Servicer.

   (S)6.2 Reports and Interface. The MONY Parties shall furnish such data, reports, interfaces and other information and perform such automated and manual procedures as may be reasonably requested from time to time by the Wholesale Servicer (collectively "Reports and Processes") in order to track and verify the proper payment of sums due and payable to the Wholesale Servicer hereunder. The MONY Parties shall provide such information to the Wholesale Servicer in accordance herewith as is necessary to enable the Wholesale Servicer to provide Brokers-of-Record with the information necessary to service customers with respect to the In-Force Policies and Contracts and to provide Associates with the information necessary to perform the services described in Annex 1. The parties shall promptly furnish each other any reports or information that another party may reasonably request consistent with industry practice (a) to reflect transactions effected under the Policies and Contracts and proper payment of sums due and payable to the Wholesale Servicer hereunder and (b) for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, applicable federal or state securities laws, rules or regulations, under the rules of FINRA or under applicable federal or state tax law. All reports and information will be provided in such electronic and/or manual format as may be reasonably agreed upon by the parties and shall include, without limitation, the journal entry, reports, interfaces and information indicated in a separate interface and accounting requirements more particularly described in Schedule D attached hereto. All reports and information provided under this Section 6.2 shall be accurate in all material respects. If additional reports or information are required by the Wholesale Servicer from time to time as a result of changes in applicable state insurance laws, federal or state securities laws, rules or regulations, FINRA rules, or U.S. accounting pronouncements, the MONY Parties shall provide such reports or information.

   (S)6.3 Audit Rights. (a) The Wholesale Servicer will have the right (but not the obligation), upon not less than ten (10) days prior written notice and at its own expense, to conduct reasonable periodic inspections, during normal business hours, of all books and records maintained by the MONY Parties relating to the servicing of the Policies and Contracts pursuant to this Agreement. The Wholesale Servicer may request access on an expedited basis if expedited access is needed for such party to conduct its day-to-day business or to satisfy its obligations to maintain books and records under applicable law. The MONY Parties shall permit the Wholesale Servicer, during normal business hours and upon reasonable advance notice and at its own expense, to audit the MONY Parties' records to verify their compliance with their obligations under
Section 6.2 and Articles V and X of this Agreement, but the Wholesale Servicer may not conduct such audit more frequently than once every six months.

   (b) The MONY Parties will have the right (but not the obligation), upon not less than ten (10) days prior written notice and at their own expense, to conduct reasonable periodic inspections, during normal business hours, of all books and records maintained by the Wholesale Servicer relating to the servicing of the Policies and Contracts pursuant to this Agreement. The MONY Parties may request access on an expedited basis if expedited access is needed for such party to conduct its day-to-day business or to satisfy its obligations to maintain books and records under applicable law. The Wholesale Servicer shall permit the MONY Parties, during normal business hours and upon reasonable advance notice and at their own expense, to audit the Wholesale Servicer's records to verify its compliance with its obligations under Sections 2.4, 2.5,
3.5 and 6.2 and Articles V and X of this Agreement, but the MONY Parties may not conduct such audit more frequently than once every six months. In addition, Wholesale Servicer shall permit the MONY Parties during normal business hours and upon reasonable advance notice and at their own expense, (1) to interview its service center or home office employees to review compliance by Wholesale Servicer and its affiliates with the covenants set forth in Section 14.9 and
(2) if following such interviews the MONY Parties have a reasonable good faith basis to believe Wholesale Servicer and its affiliates are not in compliance with such covenants, to audit their records to verify compliance with such covenants, but such audits may not be conducted more frequently than once every six months.

                                  ARTICLE VII
                             TERM AND TERMINATION

   (S)7.1 Term. The term of this Agreement will commence on the date hereof and continue in full force and effect for as long as any of the Policies and/or Contracts remains in force.

   (S)7.2 Termination with respect to Policies and Contracts. This Agreement will terminate as to any individual Policy or Contract on the date such Policy or Contract is cancelled or surrendered in accordance with the terms thereof or on the date the In-Force Retail Sales Agreement with respect to such Policy or Contract is terminated by any party thereto in accordance with the terms thereof, subject to Section 1.2 hereof.

   (S)7.3 Termination.

   (a) This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

   (b) This Agreement is subject to immediate termination at the option of the MONY Parties at any time, and by ADL at any time prior to the Interim Period End Date, upon written notice to the other party, in the event that such other party becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, and, in any case, such proceeding shall continue undismissed for 45 days.

   (c) (i) This Agreement is subject to immediate termination at the option of the MONY Parties or ADL (but only with respect its obligations as principal underwriter and distributor under Section 2.1 hereof), if there is a material and continuing breach by the other party and such breach is not cured within twenty business days following receipt by the relevant Wholesale Servicer of written notice of such breach from the other party; provided, however, if such material breach is not curable within such twenty business day period, the non-breaching party may not terminate this Agreement if breaching party has, within such twenty business day period, provided the non-breaching party with a detailed, written description of the breaching party's good faith plan to cure such material and continuing breach; provided, further, if such material and continuing breach is not cured within 45 days following the breaching party's delivery to the non-breaching party of such plan, the non-breaching party may terminate this Agreement.

   (S)7.4 Survival. Notwithstanding the other provisions of this Article VII, Articles X and XII and Sections 5.4, 14.4 and 14.5 of this Agreement shall remain in full force and effect after the termination of this Agreement.

                                 ARTICLE VIII
                         COMPLAINTS AND INVESTIGATIONS

   (S)8.1 Cooperation in Investigations and Proceedings. Each party hereto shall, except to the extent their interests are adverse, cooperate in all insurance or securities regulatory investigations, proceedings and inquiries and in all judicial proceedings concerning any other party hereto or any of its parents or affiliates with respect to the In-Force Policies and Contracts.

   (S)8.2 Customer Complaints. Each party hereto shall cooperate in investigating and responding to all customer complaints with respect to the In-Force Policies and Contracts received by another party.

   (S)8.3 Notification. Each party hereto will promptly notify the other parties of any customer complaint or notice of a regulatory investigation, proceeding or inquiry or of a judicial proceeding received by such party. Each party shall promptly deliver to the other parties copies of all such customer complaints and notices and all other documents received by such party in connection therewith.

                                  ARTICLE IX
                    AMENDMENT, ASSIGNMENT AND SUB-SERVICING

   (S)9.1 Amendments and Modifications. Neither this Agreement nor any of the schedules hereto may be modified or amended in whole or part except in a writing signed by all parties hereto.

   (S)9.2 Assignments.

       (a) Except as otherwise expressly permitted in this (S)9.2, this Agreement may not be assigned by any party hereto without the prior written consent of all the other parties.

       (b) MONY may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to another United States insurance company into which it is being merged or to which all or substantially all of its assets, including, without limitation, the In-Force Policies and Contracts, are being transferred; provided that (i) the merger or transfer is approved by the New York State Department of Financial Services,
(ii) the insurance company into which it is being merged or which is acquiring its assets has an A.M. Best rating equal to or better than MONY's then current A.M. Best rating, (iii) Distributor or a permitted successor continues to be the distributor and principal underwriter of the variable In-Force Policies and Contracts or Distributor or a permitted successor simultaneously assigns it rights hereunder, as permitted herein, to another broker-dealer and (iv) MONY and the other insurance company comply with the provisions of (S)9.2(e) below.

       (c) Distributor may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to another registered broker-dealer wholly owned by MONY, a MONY parent or affiliate thereof or by any insurance company (or parent thereof) into which MONY is being simultaneously merging or to which all, or substantially all, of its assets are being transferred in accordance with the provisions of (S)9.2(b) above, provided that (i) such broker-dealer is, or simultaneously becomes, the distributor and principal underwriter of all of the variable In-Force Policies and Contracts and (ii) Distributor and the other broker-dealer comply with the provisions of (S)9.2(e) below.

       (d) The Wholesale Servicer may assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, to (i) an entity which is both a registered broker-dealer and a licensed insurance agency into which the Wholesale Servicer is being merged or which is acquiring all or substantially all of the assets of the Wholesale Servicer; provided that (i) all or substantially all of the registered representatives and insurance agents of the Wholesale Servicer are becoming registered representatives and insurance agents of the entity; (ii) the entity is owned by the Wholesale Servicer or a parent of the Wholesale Servicer and (iii) the Wholesale Servicer and the other entity comply with the provisions of
Section 9.2(e) below. The Wholesale Servicer may also assign all of its right, title and interest under this Agreement, without the prior written consent of any other party, jointly and severally to two entities, one of which is a registered broker-dealer and the second of which is a licensed insurance agency; provided that (i) all of the assets of the Wholesale Servicer are being transferred, by merger or otherwise, to one or both of the entities, (ii) all or substantially all of the Associates become registered representatives of the broker-dealer and insurance agents of the insurance agency, (iii) both entities are owned by the Wholesale Servicer or a parent of the Wholesale Servicer and
(iv) the Wholesale Servicer and the two entities comply with the provisions of
(S)9.2(e) below.

       (e) No assignment permitted hereunder will be of any force or effect, notwithstanding anything to the contrary contained herein, unless and until an original assignment and assumption executed by both the assignor and the assignee is delivered to the other parties to this Agreement, pursuant to which:

          (i) The assignor assigns all of its right, title and interest in, to and under this Agreement to the assignee;

          (ii) The assignee accepts such assignment and assumes and agrees to perform all of the undertakings and obligations of the assignor under this Agreement, whether absolute or contingent, presently existing or thereafter arising;

          (iii) The assignee warrants and represents for the benefit of the other parties to this Agreement that (1) the assignment satisfies all the conditions with respect thereto set forth above and (2) all warranties and representations made by the assignor (or the predecessor in interest of the assignor, as the case may be) in this Agreement are true and complete as to the assignee as of the date of the assignment; and

          (iv) The assignor and assignee each warrants and represents for the benefit of the other parties to this Agreement that it has full power and authority to enter into the assignment and assumption, this Agreement is in full force and effect in accordance with its terms and all consents and approvals, if any, from governmental entities, owners of the In-Force Policies and Contracts and others required by law or regulation with respect to the transaction of which the assignment is a part have been obtained.

   (S)9.3 Subservicing. The Wholesale Servicer may from time to time enter into agreements with third parties to provide all or part of the services which the Wholesale Servicer has agreed to provide hereunder. Such sub-contracting shall not relieve the Wholesale Servicer of any of its obligations to the MONY Parties hereunder, and the MONY Parties shall not be liable to such third parties for any of the Wholesale Servicer's obligations to such third parties under their sub-servicing agreements, including without limitation the payment of any compensation and other sums due and payable to such third parties thereunder.

                                   ARTICLE X
                          CONFIDENTIALITY AND PRIVACY

   (S)10.1 Confidentiality.

       (a) As used herein, "Confidential Information" of a party shall mean all confidential or proprietary information, including trade secrets, expressions, ideas, business practices and agents of such party in any medium, as well as the terms of this Agreement, but shall not include Nonpublic Personal Information (as defined below) which is subject to separate provisions of this Agreement. For purposes of this Agreement and unless otherwise indicated, reference to each party shall include their affiliates and the officers, directors, employees, agents and representatives of such party and its affiliates.

       (b) All Confidential Information relating to a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information, but in no case to a lesser extent than reasonable care under the circumstances requires. Except as otherwise provided herein, no Confidential Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under this Agreement, provided that either party may provide Confidential Information to any regulator as provided in clause (c). No party shall disclose, publish, release, transfer or otherwise make available Confidential Information of any other party in any form to, or for the use or benefit of, any person or entity without the other parties' consent. Each party shall, however, be permitted to disclose relevant aspects of the other parties' Confidential Information to its officers, directors, employees, agents and representatives to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party or parties is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, employees, agents and representatives. A party may share Confidential Information of the other parties or its affiliates with a third party that is performing services for the party sharing such Confidential Information only if the Party sharing such Confidential Information has in place a written agreement with such third party that includes a confidentiality provision prohibiting disclosure or use of Confidential Information other than to carry on the purposes for which the information was provided.

       (c) The confidentiality obligations of this Section shall not restrict disclosure by any party to (i) any regulatory authority having jurisdiction over such party, pursuant to any applicable state or federal laws, as part of any regulatory inspection, review or audit in the ordinary course or (ii) any regulatory authority having jurisdiction over such party, pursuant to any applicable state or federal laws, other than as part of a regulatory inspection, review or audit in the ordinary course or (iii) by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party or parties of such order) and
(iv) shall not apply with respect to Confidential Information which (1) is developed by the other party independently of the Confidential Information of the disclosing party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party from a source other than the disclosing party without an obligation of confidentiality to the disclosing party, or (5) is rightfully received by a party from a source other than the disclosing party without an obligation of confidentiality to the disclosing party or from publicly available sources without an obligation of confidentiality to the disclosing party. If a party is requested or compelled to disclose Confidential Information of the other party or its affiliates as provided in clauses (i), (ii) or (iii) above, the disclosing party shall, to the extent reasonably feasible under the circumstances, promptly notify in writing the party whose Confidential Information or whose affiliate's Confidential Information is to be disclosed to enable such party or the affected affiliate to seek to prevent or limit such disclosure as it deems appropriate; provided, however, that nothing contained herein shall require such notification if the disclosing party is required by law or requested by a governmental authority to maintain the confidentiality of an ongoing investigation or prevent the disclosing party from disclosing such Confidential Information if as and when counsel for the disclosing party advises the disclosing party that it is required to do so.

   (S)10.2. Privacy.

       (a) As used herein, "Nonpublic Personal Information" shall include all information about customers and potential customers subject to the protections of Title V of the Gramm-Leach-Bliley Act or any other federal or state laws or regulations relating to or protecting the privacy of customers and/or consumers, including Regulation S-P of the Exchange Act any comparable state insurance laws (the "Privacy Laws").

       (b) Each party hereto shall comply with applicable Privacy Laws with respect to the In-Force Policies and Contracts. Each party shall maintain appropriate policies and procedures relating to administrative, technical, and physical safeguards (i) to ensure the confidentiality of Nonpublic Personal

Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Nonpublic Personal Information; and (iii) to protect against unauthorized access to or use of Nonpublic Personal Information.

       (c) Except as otherwise provided herein, no Nonpublic Personal Information shall be used by any party hereto or disclosed by any party to any third party for any purpose other than to carry out the transactions contemplated under this Agreement, the Master Agreement, dated as of April 10, 2013, among Parent, AXA Equitable Financial Services, LLC (the "Seller") and Protective Life Insurance Company (the "Master Agreement") or the Ancillary Agreements (as defined in the Master Agreement) or as otherwise required or permitted under the Privacy Laws. For the avoidance of doubt, among other things, the MONY Parties and the Wholesale Servicer may use the Nonpublic Personal Information to service the Contracts and Policies as permitted by
Section 5.2 and Section 5.14 of the Master Agreement.

       (d) Each party hereto shall inform the other of any violation of this Section by such individual or entity, and the other parties hereto shall be entitled to take, or require such party to take, any reasonable measures to mitigate any harm, whether potential or actual, to customers or consumers resulting from any violation of this Section, including, but not limited to, termination of this Agreement.

                                  ARTICLE XI
                                  PATRIOT ACT

   (S)11.1 Patriot Act. Each party hereto warrants and represents that it is, and agrees that it will remain throughout the term hereof, in compliance with all applicable provisions of the USA Patriot Act of 2001 and the regulations adopted with respect thereto (collectively, the "Patriot Act") and the applicable requirements of the SEC and FINRA with respect thereto, including to the extent applicable the obligations therein to establish and maintain an anti-money laundering (AML) program in accordance with Section 352 of the Patriot Act and a customer identification program in accordance with the
Section 326 of the Patriot Act. The parties agree to reasonably cooperate with each other in their compliance with the Patriot Act and related SEC and FINRA requirements, including providing each other with such information as they may reasonably request in order to comply with suspicious activity reporting requirements and maintaining appropriate records and documentation demonstrating compliance with the Patriot Act for the periods prescribed by applicable laws and regulations.

                                  ARTICLE XII
                         INDEMNIFICATION AND REMEDIES

   (S)12.1 Indemnification by Wholesale Servicer.

   (a) ADL shall indemnify and hold harmless the MONY Parties, and each person who controls or is associated with either of them within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "MONY Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon ADL's service as distributor and principal underwriter hereunder and acts or omissions incidental thereto ("Principal Underwriting Activities"), but only insofar as such losses, claims, damages or liabilities arise out of or are based upon the gross negligence, willful misconduct or violation of applicable law by ADL or any Associate thereof in performing ADL's undertakings and/or obligations hereunder with respect to the variable In-Force

Policies and Contracts, and except to the extent such losses, claims, damages or liabilities are directly caused by the act or omission of MONY or any officer, employee, agent or representative thereof. Other than claims of, or causes of action arising from, fraud, the remedies provided for in this
Section 12.1(a) shall be the sole and exclusive remedies of the MONY Indemnified Parties for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, in each case, solely in respect of ADL's Principal Underwriting Activities.

   (b) The Wholesale Servicer shall indemnify and hold harmless the MONY Indemnified Parties against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), insofar as such losses, claims, damages or liabilities arise out of or are based upon the failure of the Wholesale Servicer to perform any of its undertakings and/or obligations hereunder (including losses resulting from a violation of an In-Force Retail Sales Agreement by a Broker-of-Record, to the extent arising out of or based upon such a failure by the Wholesale Servicer), the inaccuracy of any warranty or representation of the Wholesale Servicer herein in any material respect (including without limitation the representation set forth in the second to last sentence of (S)1.2), any claim for compensation by any Associate, any claim for compensation under any In-Force Retail Sales Agreement by any Broker-of-Record or any officer, employee agent or representative of a Broker-of-Record and/or any negligence or willful misconduct or violation of applicable law by the Wholesale Servicer or any Associate thereof in performing the Wholesale Servicer's undertakings and/or obligations hereunder with respect to the In-Force Policies and Contracts, in each case, other than with respect to the Principal Underwriting Activities. This indemnification will be in addition to any liability that the Wholesale Servicer may otherwise have hereunder at law or equity.

   (S)12.2 Indemnification by the MONY Parties.

   (a) MONY shall indemnify and hold harmless ADL and each person who controls or is associated with it within the meaning of such term under the federal securities laws, and any officer, director, employee or agent of the foregoing (collectively, the "ADL Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, arising out of or based upon ADL's Principal Underwriting Activities, except to the extent such losses, claims, damages or liabilities are directly caused by the gross negligence, willful misconduct or violation of applicable law by such ADL Indemnified Party with respect to the variable In-Force Policies and Contracts. This indemnification will be in addition to any liability that the MONY Parties may otherwise have hereunder at law or equity.

   (b) The MONY Parties jointly and severally shall indemnify and hold harmless the ADL Indemnified Parties against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon the failure of MONY and/or Distributor to perform any of their obligations hereunder, the inaccuracy of any warranty or representation of the MONY Parties herein in any material respect and/or any negligence or willful misconduct or violation of applicable law by MONY and/or Distributor and/or any officer, employee, agent or representative thereof with respect to the In-Force Policies and Contracts, in each case, other than in respect of Principal Underwriting Activities. This indemnification will be in addition to any liability that the MONY Parties may otherwise have hereunder at law or equity.

   (S)12.3 Limitation of Liability. No party shall be liable to any other party for any indirect, punitive, or consequential (other than lost profits to the extent provided in the third sentence of this Section 12.3) damages for claims arising under or in connection with the performance of this Agreement, except for indemnification claims under Sections 12.1 and 12.2 of this Agreement of amounts recovered by or payable to third parties in connection with third party claims. This limitation shall not apply to claims of fraud on the part of any of the parties or their affiliates. Notwithstanding the foregoing, at any time that the Wholesale Servicer ceases to be an affiliate of the Parent, liability for claims arising under or in connection with the performance of this Agreement may include damages for (or calculated on the basis of) lost profits, but only to the extent that (i) such damages for lost profits are recoverable under the laws of the State of New York and (ii) such lost profits can be demonstrated by reference to the actuarial report prepared by Milliman, Inc. with respect to, among other things, the In-Force Policies and Contracts dated November 5, 2012 (the "Actuarial Report") and therefore are within the reasonable contemplation of the parties to this Agreement; provided further that lost profits with respect to the reduction or elimination of any profits contemplated by the Actuarial Report shall in no event exceed the present value ascribed to any such remaining profits contemplated by the Actuarial Report as of the date of the loss giving rise to the related claim, calculated based on the assumptions on which the Actuarial Report was prepared and discounted using a 10% discount rate.

   (S)12.4 Specific Performance; Jurisdiction.

   (a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in this Section 12.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

   (b) The parties each irrevocably submit to the jurisdiction of the courts of the State of New York or federal court of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. The parties irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby shall be heard and determined in such a New York State or federal court, and that such courts shall have exclusive jurisdiction with respect to such actions, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any such action that it is not subject to such jurisdiction. The parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any such action, that such action may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that mailing of process or other papers is connection with any such action in the manner provided in Section 14.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. Notwithstanding the foregoing, any party to this Agreement may assert a cross-claim or a third party claim against another party to this Agreement in any pending litigation filed by a third party.

   (S)12.5 Applicability of the Master Agreement. The limitations, procedures and qualifications set forth in Sections 10.2, 10.3 (other than the last sentence thereof, which shall not apply), 10.4, and Sections 10.5(d) through
(f) of the Master Agreement shall apply, mutatis mutandi, to losses, claims, damages or liabilities indemnified under this Article XII.

   (S)12.6 No Duplication; Exclusive Remedy. If any losses, claims, damages or liabilities are indemnified under Section 10.1 of the Master Agreement, the ADL Indemnified Parties or the MONY Indemnified Parties, as appropriate, shall not be entitled to indemnification with respect to such losses, claims, damages or liabilities pursuant to Section 12.1 of this Agreement.

                                 ARTICLE XIII
                                  ARBITRATION

   (S)13.1 Arbitration. To the extent required by FINRA, any controversy, claim or dispute of any kind whatsoever arising out of or relating to this Agreement or any actual or alleged breach thereof shall be resolved by submitting such controversy, claim or dispute to binding arbitration administered by the FINRA under the arbitration rules of FINRA then in effect. In the event FINRA declines to hear such controversy, claim or dispute, it shall be resolved in accordance with Section 12.4(b).

                                  ARTICLE XIV
                                 MISCELLANEOUS

   (S)14.1 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

   (S)14.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

   (S)14.3 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

   (S)14.4 Notices. All notices under this Agreement shall be given in writing and addressed as follows:

if to MONY and Distributor:

   MONY Life Insurance Company and Investment Distributors, Inc.
   2801 Highway 280 South
   Birmingham, Alabama 35223
   Attention: President

   with a copy to:

   Protective Life Corporation
   2801 Highway 280 South
   Birmingham, Alabama 35223
   Attention: Senior Associate Counsel - Variable Products

If to ADL:

   AXA Distributors, LLC
   1290 Avenue of the Americas
   New York, New York 10104
   Attention: General Counsel

with a copy to:

   AXA Equitable Life Insurance Company
   1290 Avenue of the Americas
   New York, New York 10104
   Attention: General Counsel

or to such other address or addresses as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

   (S)14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflict of laws provisions to the extent such provisions are not mandatorily applicable by statute and would permit or require the application of the laws of the another jurisdiction. This Agreement shall also be subject to the rules of FINRA, including its By-Laws.

   (S)14.6 Merger. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings or agreements between the parties with respect thereto.

   (S)14.7 No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

   (S)14.8 Use of Information. Except as set forth in the last sentence of this
Section 14.8, the MONY Parties shall, and shall cause their affiliates to, use any information relating to the In-Force Policies and Contracts or the holders of the In-Force Policies and Contracts only for the purposes of servicing customers with respect to the In-Force Policies and Contracts and operating and administering the Business (as defined in the Master Agreement) (including any purpose relating to compliance by the MONY Parties or any of their affiliates with any applicable law, or to dealings with any governmental authority, relating to MONY's operation or administration of the Business), and for the other purposes contemplated or required by this agreement and, for the avoidance of doubt, the MONY Parties shall not make such information available to their insurance agents, insurance agencies and brokers. Except as set forth in the last sentence of this Section 14.8 or Section 5.14(f) of the Master Agreement, the Wholesale Servicer shall, and shall cause its affiliates to, use any information relating to the Business or the holders of such Policies and Contracts only for the purpose of complying, or causing its applicable Affiliates to comply, with the obligations of the Wholesale Servicer under this Agreement (including any purpose relating to compliance with applicable law or to dealings with any governmental authority). Neither the MONY Parties, the Wholesale Servicer, nor any of their respective affiliates, may include any information relating to the In-Force Policies and Contracts in any "data mining" program or process that is designed or intended to identify any holder of an In-Force Policy or Contract for targeted marketing or solicitation of other products offered, distributed or administered by such person; provided that, notwithstanding the foregoing, neither the MONY Parties, the Wholesale Servicer, nor any of their respective affiliates, shall be prohibited from including information relating to insurance or annuity contracts not included in the Business, and any holder thereof, in any such "data mining" program or process even though such holder of such insurance or annuity contract that is not included in the Business is also a holder of an In-Force Policy or Contract.

   (S)14.9 Additional Covenants of the MONY Parties. Neither the MONY Parties nor any of their affiliates shall, whether directly or indirectly, support or sponsor a program that is intended or would reasonably be expected to result in the replacement of the Wholesale Servicer and its Associates as servicers or brokers of record for the In-Force Policies and Contracts. Without the prior written consent of the Wholesale Servicer, neither the MONY Parties nor any of their affiliates shall, whether directly or indirectly, solicit or endeavor to entice or induce any Associate to terminate any existing relationship with the Wholesale Servicer or its affiliates as a result of knowledge obtained by the MONY Parties and their affiliates from the negotiation of or consummation of this agreement or the information about Associates obtained from the In-Force Policies and Contracts.

   (S)14.11 Additional Covenants of the Wholesale Servicer. (a) The Wholesale Servicer shall not, and shall cause each of its affiliates not to, directly or indirectly: (i) solicit or endeavor to entice or induce any Associate, Broker-of-Record or other person who has placed, marketed, sold, administered or provided services with respect to any In-Force Policy or Contract to alter its relationship with MONY, other than terminations for cause or for underperformance effected in the ordinary course of business consistent with past practice or consistent with the then-current practices that Wholesale Servicer and its affiliates generally employ with respect to persons who place, market, sell, administer or provide services with respect to the Reference Business (as hereinafter defined); (ii) solicit or endeavor to entice or induce any such Associate, Broker-of-Record or other person to replace any In-Force Policy or Contract (or any insurance policy or other contract issuable upon conversion of any such In-Force Policy or Contract) with a policy or contract issued by an affiliate of Wholesale Servicer or any other person; or
(iii) target any In-Force Policy or Contract for replacement with a policy or contract issued by an affiliate of Wholesale Servicer or any other person (pursuant to any directed, programmatic or systematic exchange or replacement program or otherwise, and through the use of information or data of MONY in the possession of the Wholesale Servicer or any of its affiliates); provided, however, that the restrictions in this Section 14.11 shall not restrict general marketing and solicitation activities (x) not specifically targeted or directed to such holders (as applicable) or (y) targeted or directed to holders of insurance policies and contracts not included in the Business regardless of whether such holders are also holders of In-Force Policies or Contracts; provided, further that for the avoidance of doubt the restrictions in this
Section 14.11 shall not restrict the Wholesale Servicer and its affiliates from paying compensation to Associates and Brokers-of-Record consistent with past practice or the then-current practices that Wholesale Servicer and its Affiliates generally employ with respect to persons who place, market, sell, administer or provide services with respect to the Reference Business. For purposes of hereof, the "Reference Business" means (1) the life insurance, annuity, investment or other contracts written, issued or sold by affiliates of Wholesale Servicer in the United States, if such affiliates write, issue or sell such contracts or (2) the life insurance, annuity, investment or other contracts written, issued or sold by Parent,

Seller or any of their respective affiliates in the United States, irrespective of whether Parent, Seller or any of their affiliates has disposed of all or a material portion of such business, whether by means of a stock or asset sale, merger, reinsurance transaction, spin-off transaction, initial public offering or otherwise or whether all or any portion of such business continues to be owned by Parent, Seller or any their affiliates as of the date hereof, otherwise.

   (b) Wholesale Servicer shall, and shall cause its affiliates to employ practices, policies and procedures (including with respect to the review and application of replacement suitability requirements to proposed replacements of the In-Force Policies and Contracts) to prevent Associates and Brokers-of-Record from soliciting or causing holders of In-Force Policies and Contracts to surrender (in whole or in part), exchange, replace, terminate or permit to lapse any In-Force Policy or Contract which practices, policies and procedures are substantially similar to the then-current practices, policies and procedures employed with respect to the surrender (in whole or in part), exchange, replacement, termination or lapse of contracts included in the Reference Business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers.

MONY Life Insurance Company              Investment Distributors, Inc.

By:                                      By:
     ----------------------------------       ---------------------------------
     Name:                                    Name:
     Title:                                   Title:

AXA Distributors, LLC

By:
     ----------------------------------
     Name:
     Title:

                                   SCHEDULES

Schedule A: In-Force Policies and Contracts
Schedule B: Compensation Schedules
Schedule C: Payment Details
Schedule D: Reports and Processes

                                     ANNEX

Annex 1: Services

                                  SCHEDULE A

                        IN-FORCE POLICIES AND CONTRACTS
                                 POLICY FORMS

                                  SCHEDULE B
                            COMPENSATION SCHEDULES

COMPENSATION DUE AND PAYABLE PURSUANT TO SECTION 5.1(A) OF THIS AGREEMENT WILL BE CALCULATED AS A PERCENTAGE OF THE PREMIUMS/CONSIDERATIONS RECEIVED BY MONY IN THE AGGREGATE BY EACH LINE OF BUSINESS SHOWN BELOW AND THE ASSETS UNDER MANAGEMENT OF MONY POLICIES IN THE AGGREGATE BY EACH LINE OF BUSINESS SHOWN BELOW AS MORE PARTICULARLY SET FORTH IN THE FOLLOWING TABLE:

                                                        % of Assets under
                                        % of Premiums      Management
                                          Received          (annual)
                                       ---------------  -----------------
       All Closed Block Life business       1.15%              n/a
       Whole Life*                          3.50%              n/a
       Term Life*                           0.50%              n/a
       Variable Universal Life*             2.50%             0.10%
       Universal Life*                      3.80%             0.10%
       Fixed Annuity                        5.50%              n/a
       Variable Annuity                     3.50%             0.20%
       Disability Income                    7.00%              n/a
       Major Medical                       (actual
                                          commission
                                       generated x 1.4)        n/a

*  Other than closed block

                                  SCHEDULE C

                                PAYMENT DETAILS

Pursuant to Schedules B and D and Section 5.1 of this agreement, payment should be remitted to the Wholesale Servicer no later than the 15th business day following the end of each month.

Payment information:
Bank:  JPMorgan Chase
ABA    021000021
Name:  AXA Distributors LLC--Concentration
Acct # 910-2-759496

The method of remittance may be updated at any time by the Wholesale Servicer upon written notice to MONY.

An accrual should be provided on the fourth business day following the end of each month, to allow Wholesale Servicer and its affiliates to close their IFRS books on schedule. MONY will have time to review the detail and reconcile fully to the underlying records and submit the final report for the month with the cash payment on business day 15.

                                  SCHEDULE D

                             REPORTS AND PROCESSES

1) REQUIRED REPORTS AND PROCESSES (MONY TO WHOLESALE SERVICER) FOR ADMINISTRATION BY WHOLESALE SERVICER OF WHOLESALE COMPENSATION PAYMENTS AND RELATED MATTERS

The four major MONY/MLOA policy administrative systems (plus SciCom) must continue to provide the source data needed by the seller's commissions systems to calculate commission by agent, broker, or firm. Specifically, by Policy Admin system, the following feeds:

  . TOPS: Daily feed for commission transactions, plus quarterly feed for trails:

  TS2200 & TS2200P - DAILY
  TOPS.PB.TS2011.CCSFUSS.BKUPGDG.FILE(0)
  TOPS.PB.TS0260.TSMSFEES.FILE(0)
  TS2200Q & TS2200L - QUARTERLY - TOPS.PB.TS0200.QTRTRLS.OUTPUT.FILE(0)

  . CYBERLIFE: Daily feed for commission transactions, plus quarterly feed for trails.

  MT7171 - DAILY - MONYTS.PB.PROD.MTTCEN07.FILE(0)
  MT7177 - QUARTERLY - MONYTS.PB.PROD.MTTTEN07.FILE(0)
  MT7177W - QUARTERLY - MONYTS.PB.PROD.MTTWEN07.FILE(0)

  .  EPIC: Daily feed for commission transactions

  AN5305U - DAILY - COMMISSIONS.XML

  .  GUL: Daily Feed for commission transactions

  GU0264 - DAILY - GUL.PB.MYCOMXTR.ROLLUP.FILE(0)

  . SCICOM: Daily feed for commission transactions (old Group Association - less than 30 per month)

  TC2200U DAILY
  SCICOM.TXT

  . DISABILITY MANAGEMENT SERVICES: same feed format and frequency currently provided by DMS.

These systems are to continue transmitting policy compensation data to IBM middleware which is used to transform data into the TrueComp MS SQL server environment. The following data items should be included in the data feeds as they are currently (not all items for all transactions):

ContrNo                    AddrLine1                  TrgtPremAmt
FPNo                       AddrLine2                  RplcmntContrNo
TransDte                   AddrLine3                  RplcmntTypeCd
CreateChkInd               AddrCityName               RplcdPremAmt
AccumInd                   AddrStCd                   SubProdCdDesc
CrRptngInd                 AddrZipCd                  SubProdCd
HeldCommInd                BtchNo                     PymntModeCd
RecapInd                   AcctShortName              ModalPremAmt
StmntDtlInd                AgyOfRecCd                 PymntDueDte
StmntDesc                  IssueAge                   UnitValAmt
Text1Ind                   ContrIssueDte              TotUnits
Text2Ind                   InsdFullName               TransTypeCd
HonorClubInd               RltnshpCd                  CvrgCd
MDRTInd                    CaseNo                     TotValAmt
TotFundValAmt              MSCAcctNo                  NoOfMnthsPd
BuySellCd                  NFSAcctNo                  FinActvtyDte
CoCd                       FinActvtyFeeAmt            ProdCdDesc
SubsidId                   PayoutAmt                  PlanName
PremPstngDte               SplitPctAmt                ProdCd
AdminSrcSysCd              SplitRepNo                 RnwlInd
ContrCd                    GDCAmt                     DrtnCd
AppRecDte                  FYCEquivAmt                PremTypeCd
AppCrAmt                   GridPayoutCd               PymntTypeCd
AppJrsdctnCd               FinActvtyNetAmt            IntrnlCntlNo
PremPymntAmt               CommRate                   ExtrctDte
LineOfBusCd                CommSchedCd                RecTypeCd
WrtngFPNo                  CommonRmtrNo               AdvncCommInd
AltTaxId                   CusipNo                    RstrctnCd
CarrCd                     CusipDesc                  RgnDrctrId
GrossCncssnsAmt            CommPrdStartDte            LifeAnntyCd
ContrStatCd                CommPrdEndDte              LAProdName
ContrStatEffDte            StlmntDte                  CompProdName
AnnlzdPymntAmt             TradeDte                   ProcDte
MBIAsgnNo                  ExamName
AddrLine1                  FaceAmt

Compensation data for older MONY systems should continue to be transmitted manually via spreadsheet in the circumstances of a commissionable event:

                                                                PASS                             CURRENT
               NATURE OF FEED M-MANUAL  TRANSACTION            THROUGH   COMMISSION RATE       TRANSACTION
SOURCE SYSTEM       A-AUTOMATIC            TYPE      FREQUENCY  FLAG         HOUSING.           FREQUENCY
-------------  -----------------------  ------------ --------- ------- --------------------- -----------------
 CAPS            M / Key-in by User     Calculate     Monthly     Y    NA                    Years since the
                 through GUI into       Compensation                                         last transaction
                 ValidTransaction

 IVA             M / Key-in by User     Raw Premium   Monthly     N    Send along with       Several
                 through GUI into                                      transaction in        transactions per
                 ValidTransaction                                      Discount- percentage  year to one FP
                                                                       Field.

 MONY Accum      M / Key-in by User     Raw Premium   Semi-       N    Send along with       Years since the
                 through GUI into                     Month            transaction in        last transaction
                 ValidTransaction                                      Discount- percentage
                                                                       Field.

 MONY MAX        M / Key-in by User     Raw Premium   Semi-       N    Send along with       Several
                 through GUI into                     Month            transaction in        transactions per
                 ValidTransaction                                      Discount- percentage  year to one FP
                                                                       Field.

2) REQUIRED REPORTS AND PROCESSES (BOTH WAYS) FOR ACCOUNTING

MONY shall provide an estimate for amounts due under this Agreement for Schedule B for MONY (By Legal Entity) no later than the 4/th/ business day following the close of each month that will provide the estimated amounts due to Wholesale Servicer. Such estimate will be based on preliminary, unverified data and could be different from the amount ultimately funded as described in Schedule C.

MONY shall provide a report that supports the cash settlement as outlined in Schedule B of the Servicing Agreement to the Wholesale Servicer's Treasury and Controller's Area due on the same day as the cash settlement to Wholesale Servicer as described in Schedule C. Such report will include premiums and asset balances summarized by component as described in Schedule C for the payment month. The premium and asset summary balances will be accumulated from and reconciled to the daily feeds, as described in 1) above correlating to the period being covered by the cash settlement.

3) REQUIRED REPORTS AND PROCESSES FOR MANAGEMENT OF SERVICE AGENT ASSIGNMENTS ON MONY/MLOA POLICIES

The only service agent assignment changes processed on wholesale business are client requests. These would come into the policy service unit and managed by the buyer.

4) REQUIRED REPORTS AND PROCESSES (BOTH WAYS) FOR MANAGEMENT OF AGENT APPOINTMENTS AND TERM CONVERSIONS

It is anticipated that there will be few and rare appointments to MONY. To the extent such appointment becomes necessary, Wholesale Servicer will communicate the need, relevant names, dates, etc., to the designated party at MONY.

With regard to appointments to MONY and its affiliates of Brokerage General Agents and/or their representatives, for the sole purpose of sale of a product of MONY or its affiliates in concert with a term conversion, a process will need to be developed whereby the rep initiates the request with Wholesale Servicer and Wholesale Servicer subsequently communicates with its MONY counterpart.

ANNEX 1

                                   SERVICES

1) pay commissions to Brokers-of-Record consistent with the In-Force Retail Sales Agreements in place, and any amendment thereto or new selling agreement necessary or appropriate in connection with the sale of a Conversion Policy issued by an affiliated insurance company of MONY;

2) maintain records regarding such payments;

3) tax reporting of compensation paid to Brokers-of-Record, to the extent MLOA has any such obligation under applicable law.

4) accept calls to the sales desk and refer them to MONY, as appropriate; and

5) provide website access and functionality to Brokers-of-Record to access information with respect to In-Force Policies and Contracts consistent with such support provided for products issued by AXA Equitable Life Insurance Company, to the extent that MONY's and its affiliates' administrative systems provide required data feeds to Wholesale Servicer, and for as long as AXA Equitable Life Insurance Company provides such support for its own products.